Exhibit No. 99.1
News Release

CMC REPORTS FIRST QUARTER FISCAL 2024 RESULTS

•First quarter net earnings of $176.3 million, or $1.49 per diluted share
•Consolidated core EBITDA of $325.3 million; core EBITDA margin of 16.2%
•Generated cash flow from operating activities of $261.1 million and free cash flow of $194.1 million
•Continued healthy demand levels for North America Steel Group as finished steel volumes increased by 1.1% on a year-over-year basis
•Continued progress on strategic growth initiatives: Arizona 2 production increasing steadily and construction well underway at future Steel West Virginia site
•Segment reporting realigned to reflect the manner in which the business is managed and support strategic priorities and execution

Irving, TX - January 8, 2024 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal first quarter ended November 30, 2023. Net earnings were $176.3 million, or $1.49 per diluted share, on net sales of $2.0 billion, compared to prior year period net earnings of $261.8 million, or $2.20 per diluted share, on net sales of $2.2 billion.

During the first quarter of fiscal 2024, the Company recorded a net after-tax charge of $16.4 million related to commissioning efforts at the Arizona 2 micro mill. Excluding this item, first quarter adjusted earnings were $192.7 million, or $1.63 per diluted share, compared to adjusted earnings of $266.2 million, or $2.24 per diluted share, in the prior year period. "Adjusted EBITDA," "core EBITDA," "core EBITDA margin," "free cash flow," "adjusted earnings" and "adjusted earnings per diluted share" are non-GAAP financial measures. Details, including a reconciliation of each such non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP, can be found in the financial tables that follow.

Peter Matt, President and Chief Executive Officer, said, “Our business again generated very strong financial results during the first quarter, with core EBITDA, core EBITDA margin, and cash flows continuing at historically strong levels. Performance in our North America Steel Group was supported by sustained healthy construction activity and near-record margins on our downstream products. While steel product margins experienced compression in the quarter, market developments indicate this trend should halt or reverse in the coming months. Our Europe Steel Group performed well against a market environment challenged by weaker demand and lower product margins. Encouragingly, selling prices and metal margins on long products began to improve midway through the quarter, and several green shoots have emerged that could bolster the Polish market in the quarters ahead."

(CMC First Quarter Fiscal 2024 - 2)

Mr. Matt added, “During the first quarter, we continued to invest and build for the future. Following its successful summer start-up, production levels at our new Arizona 2 micro mill improved throughout the quarter, and we expect these to steadily increase in the months ahead. Site improvements for our Steel West Virginia project should be completed shortly, clearing the way to begin pouring foundations. We have successfully integrated a number of our recent acquisitions which extend our operational and commercial capabilities and further our strategic position. All of these initiatives broaden our exposure to the favorable structural trends powering domestic construction, and are expected to drive strong future growth in earnings, cash flow, and shareholder value.”

“We recently changed our organizational structure and segment reporting to support our strategic priorities of driving higher through-the-cycle margins and growth. The decision to break out the Emerging Businesses Group was motivated by the desire to provide additional attention to this unique portfolio of solutions which we believe have the potential to maintain higher, more stable margins and an elevated rate of growth relative to our steel business," Matt concluded.

The Company's balance sheet and liquidity position remained strong. As of November 30, 2023, cash and cash equivalents totaled $704.6 million, with available liquidity in excess of $1.5 billion. During the quarter, CMC repurchased 621,643 shares of common stock valued at $28.4 million in the aggregate. As of November 30, 2023, $58.3 million remained available under the current share repurchase authorization.

On January 4, 2024, the board of directors declared a quarterly dividend of $0.16 per share of CMC common stock payable to stockholders of record on January 18, 2024. The dividend to be paid on February 1, 2024, marks the 237th consecutive quarterly payment by the Company.

Business Segments - Fiscal First Quarter 2024 Review
Demand for CMC's finished steel products in North America continued to be healthy during the quarter. Robust construction activity supported a 3% year-over-year increase in total North America Steel Group rebar shipments, a measure that includes rebar sold directly from mills as well as fabricated product shipped from CMC’s downstream facilities. The construction pipeline remained historically strong with high volumes of potential projects. However, lower new contract awards have driven a year-over-year reduction in the volume and value of CMC’s downstream backlog from the peak experienced last year. Demand from industrial end markets, which is important for merchant products, was mixed, with certain applications experiencing slower activity compared to the prior year quarter.

Adjusted EBITDA for the North America Steel Group decreased to $266.8 million in the first quarter of fiscal 2024 from $349.8 million in the prior year period, driven by lower margins over scrap costs on steel products and higher costs related to the operational start-up of the Company's Arizona 2 micro mill. These factors more than

(CMC First Quarter Fiscal 2024 - 3)

offset benefits from increased steel product shipments and CMC’s ongoing cost reduction efforts. The adjusted EBITDA margin for the North America Steel Group of 16.8% compares to 21.0% in the prior year period.

North America Steel Group shipment volumes of finished steel, which include steel products and downstream products, increased 1.1% year-over-year. The average selling price for steel products decreased $128 per ton compared to the first quarter of fiscal 2023, while the cost of scrap utilized increased $18 per ton, resulting in a year-over-year decrease in steel products margin over scrap of $146 per ton. The average selling price for downstream products declined by $10 per ton from the prior year period.

Europe end market conditions remained challenging during the quarter, as Polish construction activity decelerated and industrial production across Central Europe remained muted. The Europe Steel Group reported adjusted EBITDA of $38.9 million, compared to adjusted EBITDA of $61.2 million in the prior year period. First quarter 2024 results include two energy cost rebates totaling approximately $66 million. Of these rebates, $27.7 million is related to an annual CO2 credit under a government program that extends to 2030, and the remaining $38.6 million is structured as a reimbursement by the Polish government for elevated energy costs incurred during the European energy crisis. Adjusted EBITDA for the prior year period included $9.5 million related to the annual CO2 program. The adjusted EBITDA margin for the Europe Steel Group of 17.3% compares to 15.8% in the prior year period.

Against this difficult market backdrop, Europe Steel Group’s average selling price decreased $159 per ton from the first quarter of the prior year, while scrap costs decreased by only $1 per ton, leading to metal margin compression. The decline in profitability, excluding energy rebates, was also impacted by a 27% decrease in shipment volumes compared to the prior year period, which reduced fixed cost leverage.

Emerging Businesses Group first quarter net sales of $177.2 million increased by 3.9% from the prior year period, driven largely by the addition of CMC Anchoring Systems. Demand conditions were generally positive during the quarter, with relative strength in North America and a weaker environment elsewhere. Construction activity in the United States drove solid demand for geogrid solutions, construction services, CMC Anchoring Systems, and performance reinforcing steels.

Adjusted EBITDA for the Emerging Businesses Group of $30.9 million during the first quarter was relatively flat compared to the prior year period. The adjusted EBITDA margin of 17.4% represented a decline of 100 basis points, as the positive impact from the addition of CMC Anchoring Systems and the benefit of improved adoption rates for proprietary geogrid solutions in North America were offset by weather delays in the Central U.S. and lower construction activity in Europe and the Middle East.

(CMC First Quarter Fiscal 2024 - 4)

Outlook
Mr. Matt said, "Margins on steel products are likely to experience some further compression during the second quarter, however, recent price announcements should support an inflection and improved margins going forward. Downstream product margins should exhibit good sequential stability. Conditions in Europe are expected to remain challenging, but adjusted EBITDA excluding energy rebates should improve from the levels of the past two quarters. Financial results for our Emerging Businesses Group are anticipated to follow a typical seasonal pattern.”

Mr. Matt continued, "looking beyond the second quarter, we expect robust spring and summer construction activity driven by increased infrastructure investments, which should support an already strong demand backdrop in both the North America Steel Group and the Emerging Businesses Group. Regarding the Europe Steel Group, we expect that supply side adjustments and the impact of increasing levels of residential and infrastructure construction should drive sequential improvements in financial results beginning in the spring construction season."

Conference Call
CMC invites you to listen to a live broadcast of its first quarter fiscal 2024 conference call today, Monday, January 8, 2024, at 11:00 a.m. ET. Peter Matt, President and Chief Executive Officer, and Paul Lawrence, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

About CMC
CMC is an innovative solutions provider helping build a stronger, safer, and more sustainable world. Through an extensive manufacturing network principally located in the United States and Central Europe, we offer products and technologies to meet the critical reinforcement needs of the global construction sector. CMC’s solutions support construction across a wide variety of applications, including infrastructure, non-residential, residential, industrial, and energy generation and transmission.

(CMC First Quarter Fiscal 2024 - 5)

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and organic growth provided by acquisitions and strategic investments, demand for our products, shipment volumes, metal margins, the ability to operate our steel mills at full capacity, future availability and cost of supplies of raw materials and energy for our operations, growth rates in certain segments, product margins within our Emerging Businesses Group, share repurchases, legal proceedings, construction activity, international trade, the impact of the Russian invasion of Ukraine, capital expenditures, tax credits, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations, the expected capabilities and benefits of new facilities, the timeline for execution of our growth plan and our expectations or beliefs concerning future events. The statements in this release that are not historical statements, are forward-looking statements. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "future," "intends," "may," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases, as well as by discussions of strategy, plans or intentions.

The Company's forward-looking statements are based on management’s expectations and beliefs as of the time this news release was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in our filings with the Securities and Exchange Commission, including, but not limited to, in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K for the fiscal year ended August 31, 2023, as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of downstream contracts within our vertically integrated steel operations due to rising commodity pricing; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; the impact of the Russian invasion of Ukraine on the global economy, inflation, energy supplies and raw materials; increased attention to environmental, social and governance ("ESG") matters, including any targets or other ESG or environmental justice initiatives; operating and startup risks, as well as market risks associated with the commissioning of new projects could prevent us from realizing anticipated benefits and could result in a loss of all or a substantial part of our investments; impacts from global public health crises on the economy, demand for our products, global supply chain and on our operations; compliance with and changes in existing and future laws, regulations and other legal requirements and judicial decisions that govern our business, including increased environmental regulations associated with climate change

(CMC First Quarter Fiscal 2024 - 6)

and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; evolving remediation technology, changing regulations, possible third-party contributions, the inherent uncertainties of the estimation process and other factors that may impact amounts accrued for environmental liabilities; potential limitations in our or our customers' abilities to access credit and non-compliance with their contractual obligations, including payment obligations; activity in repurchasing shares of our common stock under our share repurchase program; financial and non-financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate and integrate acquisitions and realize any or all of the anticipated synergies or other benefits of acquisitions; the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third-party consents and approvals; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; the impact of goodwill or other indefinite-lived intangible asset impairment charges; the impact of long-lived asset impairment charges; currency fluctuations; global factors, such as trade measures, military conflicts and political uncertainties, including changes to current trade regulations, such as Section 232 trade tariffs and quotas, tax legislation and other regulations which might adversely impact our business; availability and pricing of electricity, electrodes and natural gas for mill operations; our ability to hire and retain key executives and other employees; our ability to successfully execute leadership transitions; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; our ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; and civil unrest, protests and riots.

(CMC First Quarter Fiscal 2024 - 7)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended
(in thousands, except per ton amounts)	11/30/2023	8/31/2023	5/31/2023	2/28/2023	11/30/2022
North America Steel Group
Net sales from external customers	$1,592,650	$1,717,979	$1,818,391	$1,503,774	$1,664,161
Adjusted EBITDA	266,820	336,843	367,561	274,240	349,787
Adjusted EBITDA margin	16.8%	19.6%	20.2%	18.2%	21.0%

External tons shipped
Raw materials	374	344	409	321	316
Rebar	522	542	539	425	461
Merchant bar and other	230	215	249	235	243
Steel products	752	757	788	660	704
Downstream products	346	387	382	315	382

Average selling price per ton
Raw materials	$783	$838	$833	$868	$824
Steel products	892	932	979	985	1,020
Downstream products	1,389	1,428	1,452	1,421	1,399

Cost of raw materials per ton	$578	$606	$619	$639	$598
Cost of ferrous scrap utilized per ton	$343	$338	$384	$346	$325

Steel products metal margin per ton	$549	$594	$595	$639	$695

Europe Steel Group
Net sales from external customers	$225,175	$273,961	$330,767	$337,560	$386,503
Adjusted EBITDA	38,942	(30,081)	5,837	11,469	61,248
Adjusted EBITDA margin	17.3%	(11.0)%	1.8%	3.4%	15.8%

External tons shipped
Rebar	122	151	146	183	204
Merchant bar and other	221	238	283	253	269
Steel products	343	389	429	436	473

Average selling price per ton
Steel products	$633	$682	$753	$756	$792

Cost of ferrous scrap utilized per ton	$365	$398	$427	$389	$366

Steel products metal margin per ton	$268	$284	$326	$367	$426

Emerging Businesses Group
Net sales from external customers	$177,239	$208,559	$189,055	$153,598	$170,534
Adjusted EBITDA	30,862	42,612	38,395	26,551	31,427
Adjusted EBITDA margin	17.4%	20.4%	20.3%	17.3%	18.4%

(CMC First Quarter Fiscal 2024 - 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES BUSINESS SEGMENTS (UNAUDITED)
	Three Months Ended
(in thousands)	11/30/2023	8/31/2023	5/31/2023	2/28/2023	11/30/2022
Net sales from external customers
North America Steel Group	$1,592,650	$1,717,979	$1,818,391	$1,503,774	$1,664,161
Europe Steel Group	225,175	273,961	330,767	337,560	386,503
Emerging Businesses Group	177,239	208,559	189,055	153,598	170,534
Corporate and Other	7,987	8,729	6,776	23,071	6,115
Total net sales from external customers	$2,003,051	$2,209,228	$2,344,989	$2,018,003	$2,227,313

Adjusted EBITDA
North America Steel Group	$266,820	$336,843	$367,561	$274,240	$349,787
Europe Steel Group	38,942	(30,081)	5,837	11,469	61,248
Emerging Businesses Group	30,862	42,612	38,395	26,551	31,427
Corporate and Other	(30,987)	(38,171)	(37,715)	(15,573)	(39,726)
Total adjusted EBITDA	$305,637	$311,203	$374,078	$296,687	$402,736

(CMC First Quarter Fiscal 2024 - 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended November 30,
(in thousands, except share and per share data)	2023	2022
Net sales	$2,003,051	$2,227,313
Costs and operating expenses:
Cost of goods sold	1,604,068	1,719,414
Selling, general and administrative expenses	162,532	156,355
Interest expense	11,756	13,045
Net costs and operating expenses	1,778,356	1,888,814
Earnings before income taxes	224,695	338,499
Income taxes	48,422	76,725
Net earnings	$176,273	$261,774

Earnings per share:
Basic	$1.51	$2.23
Diluted	1.49	2.20

Cash dividends per share	$0.16	$0.16
Average basic shares outstanding	116,771,939	117,273,743
Average diluted shares outstanding	118,354,913	118,925,442

(CMC First Quarter Fiscal 2024 - 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)	November 30, 2023	August 31, 2023
Assets
Current assets:
Cash and cash equivalents	$704,603	$592,332
Accounts receivable (less allowance for doubtful accounts of $4,408 and $4,135)	1,216,352	1,240,217
Inventories, net	1,028,686	1,035,582
Prepaid and other current assets	294,186	276,024
Total current assets	3,243,827	3,144,155
Property, plant and equipment, net	2,423,684	2,409,360
Intangible assets, net	252,299	259,161
Goodwill	382,688	385,821
Other noncurrent assets	392,671	440,597
Total assets	$6,695,169	$6,639,094
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$343,831	$364,390
Accrued expenses and other payables	409,126	438,811
Current maturities of long-term debt and short-term borrowings	33,998	40,513
Total current liabilities	786,955	843,714
Deferred income taxes	317,518	306,801
Other noncurrent liabilities	240,247	253,181
Long-term debt	1,120,472	1,114,284
Total liabilities	2,465,192	2,517,980
Stockholders' equity:
Common stock, par value $0.01 per share; authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 116,708,224 and 116,515,427 shares	1,290	1,290
Additional paid-in capital	377,533	394,672
Accumulated other comprehensive loss	(24,738)	(3,778)
Retained earnings	4,254,787	4,097,262
Less treasury stock, 12,352,440 and 12,545,237 shares at cost	(379,136)	(368,573)
Stockholders' equity	4,229,736	4,120,873
Stockholders' equity attributable to non-controlling interests	241	241
Total stockholders' equity	4,229,977	4,121,114
Total liabilities and stockholders' equity	$6,695,169	$6,639,094

(CMC First Quarter Fiscal 2024 - 11)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Three Months Ended November 30,
(in thousands)	2023	2022
Cash flows from (used by) operating activities:
Net earnings	$176,273	$261,774
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	69,186	51,183
Deferred income taxes and other long-term taxes	21,343	16,744
Write-down of inventory	10,655	4,527
Stock-based compensation	8,059	16,675
Other	1,102	1,440
Changes in operating assets and liabilities, net of acquisitions	(25,558)	20,027
Net cash flows from operating activities	261,060	372,370
Cash flows from (used by) investing activities:
Capital expenditures	(66,991)	(133,052)
Acquisitions, net of cash acquired	—	(63,745)
Other	518	1,247
Net cash flows used by investing activities	(66,473)	(195,550)
Cash flows from (used by) financing activities:
Repayments of long-term debt	(9,276)	(154,631)
Debt issuance costs	—	(1,800)
Debt extinguishment costs	—	(69)
Proceeds from accounts receivable facilities	9,421	49
Repayments under accounts receivable facilities	(17,471)	(25,914)
Treasury stock acquired	(28,408)	(49,149)
Tax withholdings related to share settlements, net of purchase plans	(19,535)	(23,513)
Dividends	(18,748)	(18,787)
Net cash flows used by financing activities	(84,017)	(273,814)
Effect of exchange rate changes on cash	819	5,139
Increase (decrease) in cash, restricted cash, and cash equivalents	111,389	(91,855)
Cash, restricted cash and cash equivalents at beginning of period	595,717	679,243
Cash, restricted cash and cash equivalents at end of period	$707,106	$587,388

Supplemental information:
Cash paid for income taxes	$1,398	$15,694
Cash paid for interest	10,888	22,201

Noncash activities:
Liabilities related to additions of property, plant and equipment	$17,828	$47,429

Cash and cash equivalents	$704,603	$582,069
Restricted cash	2,503	5,319
Total cash, restricted cash and cash equivalents	$707,106	$587,388

(CMC First Quarter Fiscal 2024 - 12)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measure are provided below.

Adjusted EBITDA, core EBITDA, core EBITDA margin, adjusted earnings and free cash flow are non-GAAP financial measures. Adjusted earnings per diluted share is defined as adjusted earnings on a diluted per share basis. Core EBITDA margin is defined as core EBITDA divided by net sales. Free cash flow is defined as net cash flows from operating activities less capital expenditures.

Non-GAAP financial measures should be viewed in addition to, and not as alternatives for, the most directly comparable measures derived in accordance with GAAP and may not be comparable to similar measures presented by other companies. However, we believe that the non-GAAP financial measures provide relevant and useful information to management, investors, analysts, creditors and other interested parties in our industry as they allow: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our underlying business operational performance; and (iii) the assessment of period-to-period performance trends. Management uses non-GAAP financial measures to evaluate financial performance and set target benchmarks for annual and long-term cash incentive performance plans.

A reconciliation of net earnings to adjusted EBITDA and core EBITDA is provided below:

	Three Months Ended
(in thousands)	11/30/2023	8/31/2023	5/31/2023	2/28/2023	11/30/2022
Net earnings	$176,273	$184,166	$233,971	$179,849	$261,774
Interest expense	11,756	8,259	8,878	9,945	13,045
Income taxes	48,422	53,742	76,099	55,641	76,725
Depreciation and amortization	69,186	61,302	55,129	51,216	51,183
Asset impairments	—	3,734	1	36	9
Adjusted EBITDA	305,637	311,203	374,078	296,687	402,736
Non-cash equity compensation	8,059	16,529	10,376	16,949	16,675
Mill operational commissioning costs(1)	11,593	12,297	7,264	6,811	5,574
Settlement of New Markets Tax Credit transaction	—	—	—	(17,659)	—
Core EBITDA	$325,289	$340,029	$391,718	$302,788	$424,985

Net sales	$2,003,051	$2,209,228	$2,344,989	$2,018,003	$2,227,313
Core EBITDA margin	16.2%	15.4%	16.7%	15.0%	19.1%
__________________________________
(1) Net of depreciation.

(CMC First Quarter Fiscal 2024 - 13)

A reconciliation of net earnings to adjusted earnings is provided below:

	Three Months Ended
(in thousands, except per share data)	11/30/2023	8/31/2023	5/31/2023	2/28/2023	11/30/2022
Net earnings	$176,273	$184,166	$233,971	$179,849	$261,774
Asset impairments	—	3,734	1	36	9
Mill operational commissioning costs	20,752	16,131	7,287	6,825	5,584
Settlement of New Markets Tax Credit transaction	—	—	—	(17,659)	—
Total adjustments (pre-tax)	$20,752	$19,865	$7,288	$(10,798)	$5,593
Related tax effects on adjustments	(4,358)	(4,172)	(1,530)	2,268	(1,175)
Adjusted earnings	$192,667	$199,859	$239,729	$171,319	$266,192
Net earnings per diluted share	$1.49	$1.56	$1.98	$1.51	$2.20
Adjusted earnings per diluted share	1.63	1.69	2.02	1.44	2.24

A reconciliation of net cash flows from operating activities to free cash flow is provided below:

Three Months Ended
(in thousands)	11/30/2023
Net cash flows from operating activities	$261,060
Capital expenditures	(66,991)
Free cash flow	$194,069

Media Contact:
Susan Gerber
(214) 689-4300